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                                     FORM OF
                                SERVICE AGREEMENT

                                                                          (RPFI)



                                 ______________, 1997



__________________Insurance Company




Ladies and Gentlemen:

    This letter sets forth the agreement ("AGREEMENT") between _____________________ Company ("YOU" or the "COMPANY") and the undersigned ("WE" or "RPFI") concerning certain administration services to be provided by you, with respect to the T. Rowe Price International Series, Inc. (the "FUND").

    1. THE FUND. The Fund is a Maryland Corporation registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940 (the "ACT") as an open-end diversified management investment company. The Fund serves as a funding vehicle for variable annuity contracts and variable life insurance contracts and, as such, sells its shares to insurance companies and their separate accounts. With respect to various provisions of the Act, the SEC requires that owners of variable annuity contracts and variable life insurance contracts be provided with materials and rights afforded to shareholders of a publicly-available SEC-registered mutual fund.

    2. THE COMPANY. The Company is a [STATE] insurance company. The Company issues variable annuity and/or variable life insurance contracts (the "CONTRACTS") supported by certain separate accounts (each a "SEPARATE ACCOUNT"), as set forth on attached Schedule A, which are registered with the SEC as a unit investment trust. The Company has entered into a participation agreement (the "PARTICIPATION AGREEMENT") with the Fund pursuant to which the Company purchases shares of the Fund for the Separate Account supporting the Company's Contracts.

    3. RPFI. RPFI serves as the Fund's investment adviser. RPFI supervises and assists in the overall management of the Fund's affairs under an Investment Management Agreement with the Fund, subject to the overall authority of the Fund's Board of Directors in accordance with Maryland law. Under the Investment Management Agreement, RPFI is compensated by the Fund for providing investment advisory and certain administrative services (either directly or through its affiliates).

    4. ADMINISTRATIVE SERVICES. You have agreed to assist us and/or our affiliates, as we may request from time to time, with the provision of administrative services to the Fund, as they may relate to the investment in the Fund by the Separate Account. It is anticipated that such services may include (but shall not be limited to): the mailing of Fund reports, notices, proxies and proxy statements and other informational materials to holders of the Contracts supported by the Separate Account; the transmission of purchase and redemption requests to the Fund's transfer agent; the maintenance of separate records for each holder of the

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_________________ Insurance Company
_____________, 1997
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Contract reflecting shares purchased and redeemed and share balances; the preparation of various reports for submission to the Fund Directors; the provision of advice and recommendations concerning the operation of the series of the Fund as funding vehicles for the Contracts; the provision of shareholder support services with respect to the Portfolios serving as funding vehicles for the Company's Contracts; telephonic support for holders of Contracts with respect to inquiries about the Fund; and the provision of other administrative services as shall be mutually agreed upon from time to time.

    5. PAYMENT FOR ADMINISTRATIVE SERVICES. In consideration of the services to be provided by you, we shall pay you on a quarterly basis ("PAYMENTS"), from our assets, including our BONA FIDE profits as investment adviser to the Fund, an amount equal to 15 basis points (0.15%) per annum of the average aggregate net asset value of shares of the Fund held by the Separate Account under the Participation Agreement, PROVIDED, HOWEVER, that such payments shall only be payable for each calendar quarter during which the total dollar value of shares of the Fund purchased pursuant to the Participation Agreement exceeds $50,000,000. For purposes of computing the payment to the Company contemplated under this Paragraph 5, the average aggregate net asset value of shares of the Fund held by the Separate Account over a quarterly period shall be computed by totaling the Separate Account's aggregate investment (share net asset value multiplied by total number of shares held by the Separate Account) on each business day during the calendar quarter, and dividing by the total number of business days during such quarter. The payment contemplated by this Paragraph 5 shall be calculated by RPFI at the end of each calendar quarter and will be paid to the Company within 30 business days thereafter.

    6. NATURE OF PAYMENTS. The parties to this Agreement recognize and agree that RPFI's Payments to the Company under this Agreement represent compensation for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of the Contracts or of Fund shares; and further, that these payments are not otherwise related to investment advisory or distribution services or expenses, or administrative services which RPFI is required to provide to owners of the Contracts pursuant to the terms thereof. You represent that you may legally receive the payments contemplated by this Agreement.

    7. TERM. This Agreement shall remain in full force and effect for an initial term of one year, and shall automatically renew for successive one-year periods unless either party notifies the other upon 60-days written notice of its intent not to continue this agreement. This Agreement and all obligations hereunder shall terminate automatically upon the redemption of the Company's and the Separate Account's investment in the Fund, or upon termination of the Participation Agreement.

    8. AMENDMENT. This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

    9. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

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________________ Insurance Company
_____________, 1997
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         If this Agreement is consistent with your understanding of the matters we discussed concerning your administration services, kindly sign below and return a signed copy to us.

                                  Very truly yours,

                                  ROWE PRICE-FLEMING
                                  INTERNATIONAL, INC.

                                  By:
                                      ------------------------------------

                                  Name:
                                       -----------------------------------

                                  Title:
                                        ----------------------------------


Acknowledged and Agreed to:

                          LIFE INSURANCE COMPANY
---------------------------

By:
    --------------------------

Name:
     ------------------------
Title:
     ------------------------